POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned as managers of JNL VARIABLE FUND LLC (333-68105), a Delaware limited liability company, which has filed or will file with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 and Investment Company Act of 1940, as amended, various Registration Statements and amendments thereto for the registration under said Acts of the sale of shares of beneficial interest of JNL Variable Fund LLC, hereby constitute and appoint Susan S. Rhee and Thomas J. Meyer, his/her attorney, with full power of substitution and re-substitution, for and in his/her name, place and stead, in any and all capacities to approve and sign such Registration Statements and any and all amendments thereto and to file the same, with all exhibits thereto and other documents, granting unto said attorneys, each of them, full power and authority to do and perform all and every act and thing requisite to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming that which said attorneys, or any of them, may lawfully do or cause to be done by virtue hereof. This instrument may be executed in one or more counterparts.

IN WITNESS WHEREOF, the undersigned have herewith set their names as of the dates set forth below.

/s/ Michael J. Bouchard	January 1, 2015
Michael J. Bouchard

/s/ Ellen Carnahan	January 1, 2015
Ellen Carnahan

/s/ William J. Crowley, Jr.	January 1, 2015
William J. Crowley, Jr.

/s/ Michelle Engler	January 1, 2015
Michelle Engler

/s/ John W. Gillespie	January 1, 2015
John W. Gillespie

/s/ Richard D. McLellan	January 1, 2015
Richard D. McLellan

/s/ Mark D. Nerud	January 1, 2015
Mark D. Nerud

/s/ William R. Rybak	January 1, 2015
William R. Rybak

/s/ Edward C. Wood	January 1, 2015
Edward C. Wood

/s/ Patricia A. Woodworth	January 1, 2015
Patricia A. Woodworth

/s/ Gerard A. M. Oprins	January 1, 2015
Gerard A. M. Oprins